UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. ____)*

	             Brio Software, Inc
      ______________________________________________________
                        (Name of Issuer)

			Common Stock, $0.001 Par Value
      ______________________________________________________
                 (Title of Class of Securities)

					109704106
              ____________________________________
                         (CUSIP Number)

				August 1, 2002
	-------------------------------------------------------
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	--x-		Rule 13d-1(b)
	----		Rule 13d-1(c)
	----		Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No.109704106              13G         Page 2 of 14
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P.   F13-3737427
	MGP Advisers Limited Partnership   F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware/New York
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER  See Marxe/Greenhouse
  SHARES
BENEFICIALLY    ------------------------------------------------
OWNED BY        (6) SHARED VOTING POWER             None
EACH REPORTING -------------------------------------------------
PERSON WITH:    (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse

			------------------------------------------------
			 (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	1,671,100
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

 	4.5%
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------




CUSIP No.109704106                 13G         Page 3 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Private Equity Fund, L.P.   F13-3916551
	MG Advisers, L.L.C. F13-3916549
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware/New York
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER  See Marxe/Greenhouse
SHARES
BENEFICIALLY    ------------------------------------------------
OWNED BY        (6) SHARED VOTING POWER             None
EACH REPORTING -------------------------------------------------
PERSON WITH:    (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
			------------------------------------------------
			 (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	1,606,200
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

 	4.3%
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------



CUSIP No. 109704106          13G             Page 4 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P.  F13-3937585
	SST Advisers, L.L.C.		 F13-3937583
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES
BENEFICIALLY    ------------------------------------------------
- OWNED BY      (6) SHARED VOTING POWER            None
   EACH        -------------------------------------------------
REPORTING      (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
PERSON WITH:
			-------------------------------------------------
			(8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	534,600
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.4%
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------
CUSIP No. 109704106          13G             Page 5 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Cayman Fund, L.P.  98-0132442
	AWM Investment Company, Inc. 	  11-3086452
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Grand Cayman/Delaware
----------------------------------------------------------------
NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES
BENEFICIALLY    ------------------------------------------------
- OWNED BY      (6) SHARED VOTING POWER            None
   EACH        -------------------------------------------------
REPORTING      (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
PERSON WITH:
			-------------------------------------------------
			(8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	560,550
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------
CUSIP No. 109704106             13G         Page 6 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
	David Greenhouse
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER          4,372,450
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER      None
 OWNED BY
   EACH		-------------------------------------------------
REPORTING      (7) SOLE DISPOSITIVE POWER       4,372,450
PERSON WITH:   -------------------------------------------------
 			(8) SHARED DISPOSITIVE POWER    None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	  4,372,450
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	11.8%
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------

 							     Page 7 of 14 Pages

Item 1.
(a) Name of Issuer:  Brio Software, Inc.
(b) Address of Issuer's Principal Executive Offices:
4980 Great America Parkway, Santa Clara, CA 95054
Item 2.
(a)	Name of Person Filing:  This statement is filed on behalf
of (i) Special Situations Fund III, L.P., a Delaware limited partnership ("SSF"); (ii) Special Situations Private Equity
Fund, L.P., a Delaware limited partnership (the "Private Equity
Fund"); (iii) Special Situations Technology Fund, L.P., a
Delaware Limited Partnership (the "Technology Fund"); (iv)
Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership ("CAY"); (v) MGP Advisers Limited Partnership, a
Delaware limited partnership,("MGP") (vi) MG Advisers L.L.C., a
New York limited liability company, ("MG"); (vii) SST Advisers,
L.L.C., a Delaware limited liability company ("SST"); (viii) AWM
Investment Company, Inc.; a Delaware Corporation, ("AWM"); (ix)
Austin W. Marxe and (x) David Greenhouse.  Each of the foregoing is hereinafter individually referred to as a "Reporting Person"
and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none,
Residence:   The principal office and business address of the
Reporting Persons, other than CAY, is 153 East 53rd Street, New
York, New York 10022.  The principal office and business address of Cay is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC
Bank Building, P. O. Box 694, Grand Cayman, Cayman Islands, BWI
								Page 8 of 14 Pages
(c) Citizenship:  SSF, the Private Equity Fund and Technology
Fund are Delaware limited partnerships. CAY is a Cayman Island limited partnership. MGP is a Delaware limited partnership. MG is a New York limited liability company and SST Advisers L.L.C.
is a Delaware limited liability company.  AWM Investment
Company, Inc., is a Delaware corporation.  Austin W. Marxe and
David M. Greenhouse are United States citizens. The business of
SSF, the Private Equity Fund, the Technology Fund and CAY is to
acquire, purchase, invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities.  The principal business of MGP is to act as general partner of and investment adviser to SSF. The principal business of MG is to act as general partner of and investment adviser to the Private Equity Fund.  The principal business of SST is to act as general partner of and investment adviser to the
Technology Fund.  The principal business of AWM is the act as the general partner of and investment adviser to CAY.  In
addition, AWM is the general partner of MGP.  The principal
occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
2(d)		Title of Class of Securities: See cover sheets.
2(e)		CUSIP Number:  See cover sheets.
Item 3.	If this statement is filed pursuant to $240.13d-1(b)
 or 240.13d-2(b), check whether the person filing is a:
(a) ( )	Broker or Dealer registered under section 15 of the
						Page 9 of 14 Pages
Act;
(b) ( )	Bank as defined in section 3(a) (6) of the Act;
(c) ( )	Insurance Company as defined in section 3(a) (19) of
the Act;
(d) ( )	Investment Company registered under section 8 of the
Investment Company Act of 1940;
(e) (x)	An Investment Adviser in accordance with $240.13d
		-1(b)(I)(ii)(E);
(f) ( )	An employee benefit plan or endowment fund in
accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x)	A parent holding company or control person in
accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) 	A savings association as defined in Section 3(b) of
the Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.	Ownership:
(a) Amount Beneficially Owned: 4,372,450 shares of Common Stock are beneficially owned by Austin W. Marxe and David Greenhouse;
of which 1,671,100 shares of common stock are owned by SSF,
1,606,200 shares of common stock are owned by the Private Equity
Fund, 534,600 shares of common stock are owned by the Technology
Fund and 560,550 shares of common stock are owned by CAY.
								Page 10 of 14 Pages
(b)  Percent of Class: 11.8 percent of the Common Stock are
beneficially owned by Austin Marxe and David Greenhouse. 4.5 percent are owned by SSF, 4.3 percent are owned by the Private
Equity Fund, 1.4 percent are beneficially owned by the
Technology Fund, and 1.5 percent are beneficially owned by CAY.
(c) 	Number of Shares as to which the person has Rights to
Vote and/or Dispose of Securities:  SSF, MGP, The Private Equity
Fund, MG Adviser L.L.C, the Technology Fund, SST Advisers
L.L.C., CAY and AWM have sole power to vote or to direct the vote and to dispose or to direct the disposition of all
securities reported hereby which are respectively beneficially owned by each Fund and its Adviser.
Austin Marxe and David Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the
disposition of securities reported hereby which are beneficially owned by Austin Marxe and David Greenhouse by virtue of being
Executive Officers of the Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of the date
hereof the reporting person has ceased to be the	beneficial
owner of more that five percent of the class of securities,
check the following     .
Item 6.Ownership of More than Five Percent on Behalf of Another
Person:  SSF, The Private Equity Fund, the Technology Fund and
CAY as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such
							Page 11 of 14 Pages
securities.
Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security being Reported on By the Parent
Holding Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
Item 10.	Certification:
			By signing below I certify that, to the best of
my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in
connection with or as a participant in any transaction having that purpose or effect.










						Page 12 of 14 Pages
SIGNATURE
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 2, 2002


			SPECIAL SITUATIONS FUND III, L.P.


			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MGP ADVISERS LIMITED PARTNERSHIP


			By:/s/ Austin W. Marxe
   Austin W. Marxe
                  Chief Executive Officer

			SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.


			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MG ADVISERS L.L.C.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer

			SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.


			By: /s/ Austin W. Marxe
         Austin W. Marxe
			    Managing Director

							Page 13 of 14 Pages


				SST ADVISERS L.L.C



			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO


			SPECIAL SITUATIONS CAYMAN FUND, L.P.



			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    Managing Director


				AWM INVESTMENT COMPANY, INC.



			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO



				/s/ Austin W. Marxe
				AUSTIN W. MARXE



				/s/David M Greenhouse
				DAVID GREENHOUSE








							Page 14 of 14 Pages



EXHIBIT A


	This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware limited partnership. MG Advisers L.L.C. (MG), a New York limited liability company, is the general partner of the Special Situations Private Equity Fund, L.P., a Delaware Limited Partnership. SST Advisers L.L.C., A Delaware limited liability company (SST) is the general partner of the Special Situations Technology Fund, L.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation (AWM) is the general partner of the Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership as well as the general partner of MGP. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, MG and SST and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.